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                                EXHIBIT 99


THE COLONEL'S INTERNATIONAL, INC.
NASDAQ SYMBOL COLO

PRESS RELEASE
FOR IMMEDIATE RELEASE
MARCH 26, 1997


Contact:  Richard S. Schoenfeldt
          Chief Financial Officer
          313-439-4200

THE COLONEL'S INTERNATIONAL, INC. ANNOUNCES SOUTH EAST TOYOTA INC. CONTRACT

Milan, Michigan. The Colonel's Truck Accessories, Inc. ("CTA"), a wholly-owned subsidiary of The Colonel's International, Inc. (the "Company"), announced today an exclusive order to supply Toyota Tacoma pickup truck bed liners to Southeast Toyota Inc. ("SET") of Jacksonville, Florida. John Carpenter, CTA's President, said "We are very pleased that Southeast Toyota selected us over several larger manufacturers." Deliveries under the new CTA-SET agreement are expected to commence within the next eight weeks and are subject to the continued satisfaction of both parties. Completion of the total delivery amount is expected to run throughout 1997 and into early 1998.

CTA operates a state of the art thermoforming factory in Owosso, Michigan. This division also distributes truck accessories through five United States warehouses locations and from a new wholesale/retail distribution point in Los Angeles, California which operates under the name "The Colonel's Truckware."

The Colonel's, Inc., a wholly-owned subsidiary of the Company based in Milan, Michigan, is a leading domestic manufacturer of plastic replacement bumpers and facias for the aftermarket auto industry in North America. The Colonel's Truck Accessories, Inc., a wholly-owned subsidiary of the Company, produces truck bed liners for sale to new vehicle dealers and in the automotive aftermarket. Brainerd International Raceway, the Company's other wholly-owned subsidiary, owns and operates Brainerd International Raceway, a multi-purpose motor sports facility located in Brainerd, Minnesota.